Exhibit 99.1

NEWS RELEASE

For Immediate Release
April 29, 2026

For Further Information Contact:
Charles R. Hageboeck, Chief Executive Officer and President
(304) 769-1102

City Holding Company Shareholders Elect B. Scott Raynes to Board of Directors

Charleston, West Virginia – The shareholders of City Holding Company, the “Company” (NASDAQ: CHCO), have elected B. Scott Raynes to its Board of Directors as a Class II director to serve for a term of two-years at its Annual Meeting of Shareholders held on April 29, 2026. This increases the number of directors of the Company from 11 to 12.

Raynes received a Bachelor of Arts degree from West Virginia Institute of Technology, a Master’s Degree in Higher Education and Counseling from Morehead State University, and an MBA with a Healthcare specialization from West Virginia University.

Raynes is currently President and CEO of Marshall Health Network, which includes three hospitals and a large physician group affiliated with the Marshall University Joan C. Edwards School of Medicine.

Prior to returning to West Virginia, Raynes served as President and CEO of Southeast Georgia Health System in Brunswick/St. Simons Island, Georgia (January 2022–February 2025). He previously served as President of Baptist Hospitals, Inc. in Pensacola, Florida (August 2013–December 2022), and as President and CEO of NorthCrest Medical Center/NorthCrest Health System in Springfield, Tennessee (February 2005–August 2013).

Earlier in his career, Raynes was President and CEO of Preston Memorial Hospital in Kingwood, West Virginia (2002–2005); Regional Vice President and CEO of HealthSouth Corporation in Huntington, West Virginia (1999–2002); and Chief Operating Officer of Montgomery General Health System in Montgomery, West Virginia (1996–1999).

Raynes currently serves as a member of the Board of Directors for the WV Chamber of Commerce, a board member of the Huntington Area Development Corp., and a board member of the Mason County Development Authority.

“We are thrilled to have Scott Raynes join our Board of Directors,” said Dallas Kayser, Chairman of the Board of City Holding Company. “He has extensive leadership experience in large organizations similar to City National Bank, a strong West Virginia pedigree, and runs one of the largest employers in the Huntington MSA which is City’s largest single customer base. We believe Scott’s background will complement the expertise of City’s current Board.”

City Holding Company is a $6.8 billion bank holding Company headquartered in Charleston, WV. City Holding Company is the parent company of City National Bank of West Virginia. City National operates 96 branches across West Virginia, Kentucky, Virginia and Ohio.
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